Exhibit 5

KENNEDY & BARIS, L.L.P.

ATTORNEYS AT LAW
SUITE P-15
TEXAS OFFICE:	4701 SANGAMORE ROAD	WASHINGTON DC OFFICE:
SUITE 800	BETHESDA, MD 20816	SUITE 320
112 EAST PECAN STREET	(301) 229-3400	1225 NINETEENTH STREET, NW
SAN ANTONIO, TX 78205	FAX: (301) 229-2443	WASHINGTON, DC 20036
(210) 228-9500		(202) 835-0313
FAX: (210) 228-0781		FAX: (202) 835-0319

January 9, 2009

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

Re:  Registration Statement on Form S-3

Gentlemen:

As counsel to Virginia Commerce Bancorp, Inc. (the “Company”) we have participated in the preparation of the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to relating to the offer and sale of: (i) 71,000 share of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”); (ii) a Warrant (the “Warrant”) to purchase up to 2,696,203 shares of common stock of the Company, and (iii) up to 2,696,203 shares of common stock issuable upon exercise of such Warrant (collectively, the “Securities”), as set forth in the Registration Statement.

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion.  Based upon such examinations we are of the opinion that we are of the opinion that: (i) the issuance and sale of the Preferred Stock by the Company have been duly authorized, and the Preferred Stock is validly issued, fully paid and non-assessable, (ii) the Warrant constitutes the binding obligation of the Company, and (iii) the shares of common stock issuable upon exercise of the Warrant, when exercised, issued and paid for as contemplated in the Warrant, will be validly issued, fully paid and nonassessable.

The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

This opinion is given as of the date hereof.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company and the reference to our Firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Kennedy & Baris, LLP